Exhibit 99.1
PRESS RELEASE
Evergreen Solar Adjourns Special Meeting of Stockholders
Meeting to Reconvene at 8:30 a.m. on Wednesday, February 9, 2011
Marlboro, Massachusetts, February 1, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced that its special meeting of stockholders commenced on January 31, 2011 and was promptly adjourned until 8:30 a.m. on February 9, 2011. The meeting will reconvene at the Best Western Royal Plaza Hotel and Trade Center at 181 Boston Post Road West, in Marlboro, Massachusetts. The purpose of the adjournment was to allow sufficient time for stockholders to receive and review the proxy supplement describing the amended terms of the exchange offers and consent solicitation announced on January 27, 2011 which was mailed to stockholders on or about January 28, 2011. No substantive matters were discussed at the special meeting prior to the adjournment.
Upon reconvening the meeting on February 9, 2011, the Company expects stockholders to vote regarding the issuance of its new 4% Convertible Subordinated Additional Cash Notes due 2020 and new 7.5% Convertible Senior Secured Notes due 2017 in the exchange offer transactions (and the issuance of common stock issuable upon conversion of the new notes) as required under the applicable provisions of Nasdaq Marketplace Rule 5635, and to approve an amendment to the Company’s certificate of incorporation to increase the Company’s authorized common shares to 240,000,000 from 120,000,000. Approval of these proposals is a condition to the exchange offers. Stockholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action.
In connection with the exchange offer transactions, Evergreen Solar has filed a definitive proxy statement a proxy supplement to the definitive proxy with the Securities and Exchange Commission. Stockholders are advised to read the definitive proxy statement and proxy supplement because they contain important information about the proposals to be presented and voted upon. The definitive proxy statement and proxy supplement can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com, or the information agent, The Proxy Advisory Group, LLC, at (212) 616-2180.
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CONTACT:
Evergreen Solar, Inc.
Michael McCarthy
Director of Investor Relations & Government Affairs
mmccarthy@evergreensolar.com
Phone: 508-251-3261